Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Winthrop Realty Trust (formally known as First
Union Real Estate Equity and Mortgage Investments):

We consent to the use of our reports dated March 4, 2004, except for the effects of the discontinued operations described in notes 2, 8 and 18 to the combined financial statements for which the date is March 16, 2005, with respect to the combined financial statements and related financial statement schedule of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries (the Company), included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

New York, New York
February 6, 2006

                                                           KPMG LLC